Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-107010) and Form S-8 (Nos. 333-52277 and 333-56571) of Progenics Pharmaceuticals, Inc. of our report dated February 14, 2003, except for Note 8, as to which the date is March 28, 2003, relating to the financial statements of Progenics Pharmaceuticals, Inc., which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP

New York, New York
October 20, 2003